EXHIBIT 4.22

KERZNER INTERNATIONAL LIMITED
2005 STOCK INCENTIVE PLAN

SECTION 1.  Adoption and Purpose.  The Company hereby adopts this Plan providing for the granting of Incentive Stock Options, Nonqualified Stock Options, Restricted Shares and Other Stock-Based Awards to directors, officers, employees and consultants of the Company and its Subsidiaries (including prospective directors, officers, employees and consultants). The general purpose of the Plan is to promote the interests of the Company and its Subsidiaries by providing to their directors, officers, employees and consultants incentives to continue and increase their efforts with respect to, and remain in the employ of, the Company and its Subsidiaries.

SECTION 2.  Administration.  (a)  The Plan will be administered by the Committee, which shall be composed of two or more persons. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee. To the extent required for any transactions under the Plan to qualify for any available exemptions under Rule 16b-3 promulgated under the Exchange Act, all actions relating to Awards to persons subject to Section 16 of the Exchange Act may be taken by the Board or a committee or subcommittee of the Board composed of two or more persons, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3.

(b)  Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to administer the Plan and to exercise all powers and authority either specifically granted to it under the Plan or necessary and advisable in the administration of the Plan, including, without limitation, the authority to (i) interpret, and reconcile any inconsistency and/or correct any default and/or supply any omission in, the Plan, (ii) prescribe, amend, suspend, waive and rescind rules and regulations relating to the Plan, (iii) appoint such agents as it shall deem desirable for the proper administration of the Plan, (iv) determine the terms and conditions of all Awards granted under the Plan (which need not be identical), the purchase price (if applicable) of the shares covered by each Award, the individuals to whom and the time or times at which Awards shall be granted, when an Award can be exercised and whether in whole or in installments, (v) determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, each Award, (vi) determine whether, to what extent and under what circumstances each Award may be settled or exercised in cash, shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or the Committee,

(viii) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (ix) make all other determinations and take all other actions that the Committee deems necessary or desirable with respect to the Plan.

(c)  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be in the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any of its Affiliates, any participant, any holder or beneficiary of any Award and any shareholder.

(d)  The Committee may delegate, on such terms and conditions as it determines in its sole discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers, employees and consultants of the Company and its Subsidiaries (including any prospective officer, employee or consultant).

(e)  Determinations under the Plan made by the Board or the Committee, including, without limitation, determinations as to the persons to receive Awards, the terms and provisions of such Awards and the agreements evidencing the same, need not be uniform and may be made selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated.

SECTION 3.  Participants.  The Committee shall from time to time select the directors, officers, employees and consultants of the Company and its Subsidiaries (including any prospective director, officer, employee or consultant) to whom Awards are to be granted, and who will, upon such grant, become participants in the Plan. The term “participant” as used in this Plan shall refer to those directors, officers, employees and consultants granted Awards by the Committee and to any person or entity to which such Awards are transferred or assigned pursuant to Section 16 hereof.

SECTION 4.  Shares Subject to Plan.  Subject to adjustment as provided in Section 14, the aggregate number of Ordinary Shares that may be delivered pursuant to Awards granted under the Plan is 2,000,000, all of which may be delivered pursuant to Incentive Stock Options granted under the Plan. Ordinary Shares to be awarded may be made available from either authorized but unissued Ordinary Shares or Ordinary Shares held by the Company in its treasury. If any Award is forfeited or otherwise terminated or is canceled without the delivery of Ordinary Shares, Ordinary Shares are surrendered or withheld from any Award to satisfy a participant’s income tax or other withholding obligations, or Ordinary Shares owned by a participant are tendered to pay the exercise price of any Award granted under the Plan, then the Ordinary Shares covered by such forfeited, terminated or canceled Award or which are equal to the number of Ordinary

Shares surrendered, withheld or tendered shall again become available for issuance or delivery pursuant to Awards granted or to be granted under the Plan; provided, however, that in no event shall such Ordinary Shares increase the number of Ordinary Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan.

SECTION 5.  Grant of Options.  All Options under the Plan shall be granted by the Committee. The Committee shall determine the number of Ordinary Shares to be offered from time to time by grant of Options to participants of the Plan. More than one Option may be granted to the same participant. The grant of an Option to a participant shall not be deemed either to entitle the participant to, or to disqualify the participant from, participation in any other grant of Options or other Awards under the Plan. The grant of Options shall be evidenced by stock option agreements as may be prescribed by the Committee from time to time, containing such terms, provisions and rules, including, without limitation, the number of Ordinary Shares underlying such Options and the exercise price thereof, as are approved by the Board, but not inconsistent with the Plan. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable stock option agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such failure to so qualify, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options. The Company shall execute stock option agreements upon instructions from the Committee.

SECTION 6.  Option Price.  The exercise price per Ordinary Share under each Option shall be equal to 100% of the Fair Market Value per Ordinary Share on the date the Option is granted; provided, however, that no more than five percent of the Ordinary Shares that may be delivered pursuant to Awards granted under the Plan may be delivered pursuant to Nonqualified Stock Options that have an exercise price per Ordinary Share equal to less than 100% of the Fair Market Value per Ordinary Share on the date the Nonqualified Stock Option is granted; provided further, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the exercise price per Ordinary Share shall be no less than 110% of the Fair Market Value per Ordinary Share on the date of the grant.

SECTION 7.  Exercisability of Options.  Unless otherwise specifically provided by the Committee in the applicable stock option agreement, an Option may not be exercised later than the earlier of (a) the day prior to the seventh anniversary of the date the Option is granted or, in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the day prior to the fifth anniversary of the date the Option is granted, and (b) the expiration of the time period set forth in Section 11 with respect to a participant that ceases to be a director, officer, employee or consultant of the Company and its Subsidiaries. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable stock option agreement or thereafter. Except as otherwise specified by the Committee in the applicable stock option agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise. Notwithstanding any provision of the Plan to the contrary and except as specifically provided in Section 11(b) or Section 12, an Option shall not become vested and exercisable with respect to all Ordinary Shares covered thereby over a period that is shorter than three years; provided that an Option that is subject to performance-based vesting criteria may become vested and exercisable with respect to all Ordinary Shares covered thereby over a period that is not shorter than one year. Unless otherwise provided in the applicable stock option agreement, Options shall become vested and exercisable in accordance with the following schedule:

Vesting Dates (Anniversaries of Grant Date)	Aggregate Percentage of Ordinary Shares Vested and Exercisable
First	25%
Second	50%
Third	75%
Fourth	100%

SECTION 8.  Payment; Method of Exercise; Disposition.  (a)  Payment upon the exercise of Options shall be made in cash or by such other method as the Committee may from time to time prescribe, including without limitation by payment of Ordinary Shares already owned for a period of at least six months and one day by the holder of the Option or a note issued to the Company by such participant or pursuant to a “cashless exercise”, in each case if permitted by the Committee and applicable law. No Ordinary Shares may be issued upon exercise of an Option until payment of the exercise price therefor has been made, and a participant will have none of the rights of a shareholder of the Company until such Ordinary Shares are issued to such participant. Except as otherwise provided in the Plan or in a stock option agreement, no Option may be exercised at any time unless the holder thereof is then a director, officer, employee or consultant of the Company or a Subsidiary.

(b)  An Option shall be exercised by written notice to the Company. Such notice shall state that the holder of the Option elects to exercise the Option, the number of Ordinary Shares in respect of which it is being exercised, the per share exercise price thereof and the manner of payment for such Ordinary Shares and shall either (i) be accompanied by payment of the full purchase price of such Ordinary Shares or (ii) in the case of any individual who is not subject to Section 402 of the Sarbanes-Oxley Act of 2002, fix a date (not more than ten business days from the date of exercise) for the payment of the full purchase price of such Ordinary Shares. Cash payments shall be made by cash or check payable to the order of the Company. Ordinary Share payments (valued at Fair Market Value on the date of exercise) shall be made by delivery of stock certificates in negotiable form, free from all liens, claims and encumbrances. Any Ordinary Share payments shall be made using Ordinary Shares that have been held by the holder of the Option for a period of at least six months and one day. If certificates representing Ordinary Shares are used to pay all or part of the exercise price of an Option, a separate certificate shall be delivered by the Company representing the same number of Ordinary Shares as each certificate so used, and an additional certificate shall be delivered representing the additional Ordinary Shares to which the holder of the Option is entitled as a result of the exercise of the Option. Ordinary Share certificates shall be issued as soon as practicable following the date of exercise of an Option.

(c)  If any participant shall make any disposition of Ordinary Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such participant shall notify the Company of such disposition within ten days of such disposition.

SECTION 9.  Restricted Shares.  (a)  The Committee shall determine any restrictions, terms and conditions applicable to the Restricted Shares, including, without limitation, the applicable vesting schedule and the price, if any, to be paid by the participant for the Restricted Shares; provided that the issuance of Restricted Shares shall be made for at least the minimum consideration necessary to permit such Restricted Shares to be deemed fully paid and nonassessable. Each Award shall be evidenced by a restricted stock agreement which may contain such terms as the Committee from time to time shall approve provided that such terms are not inconsistent with the provisions of the Plan. All determinations made by the Committee pursuant to this Section 9 shall be specified in the restricted stock agreement. Each grantee of Restricted Shares shall be notified promptly of such grant and a written restricted stock agreement shall be promptly executed and delivered by the Company and the grantee; provided that such grant of Restricted Shares shall terminate if such written restricted stock agreement is not signed by such grantee (or his or her attorney or representative) and delivered to the Company within 60 days after the effective date of such grant.

(b)  Restricted Shares subject to Awards shall be issued at the beginning of the period during which the restrictions are in effect (the “Restriction Period”). Restricted Shares shall constitute issued and outstanding Ordinary Shares for all corporate purposes. Unless otherwise specifically provided in the Plan and the applicable restricted stock agreement, the participant will have the right to exercise all rights, powers and privileges of a holder of Ordinary Shares with respect to such Restricted Shares, except that, unless otherwise provided by the Committee, (i) the participant will not be entitled to delivery of the certificate or certificates representing such Restricted Shares until the end of the Restriction Period and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (ii) other than regular cash dividends and such other distributions as the Board may in its sole discretion designate, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares, if any (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Shares), until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account; (iii) subject to Section 16, the participant may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or his or her interest in any of them during the Restriction Period; and (iv) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares or Retained Distributions will cause a forfeiture to the Company of such Restricted Shares and Retained Distributions.

(c)  The certificate or certificates representing such Restricted Shares shall be registered in the name of the participant to whom such Restricted Shares shall have been awarded. During the Restriction Period, certificates representing the Restricted Shares and any securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable restricted stock agreement. Such certificates shall remain in the custody of the Company and the participant shall, as a condition to receiving an Award of Restricted Shares, deposit with the Company stock powers or other instruments of assignment, endorsed in blank, so as to permit retransfer to the Company of all or any portion of such Restricted Shares and any Retained Distributions that shall not become vested in accordance with the Plan and the applicable restricted stock agreement.

(d)  Subject to Section 11, at the end of the Restriction Period, (i) the Restricted Shares shall become vested and (ii) any Retained Distributions with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto shall have become vested, each in accordance with the terms and conditions of the Plan and the applicable restricted stock agreement. Any such Restricted Shares and Retained Distributions that do not become vested shall be forfeited to the Company and the participant shall not thereafter have any rights with respect to such Restricted Shares and Retained Distributions that shall have been so forfeited.

(e)  Notwithstanding any provision of the Plan to the contrary and except as provided in Section 11(i) or Section 12, no grant of Restricted Shares shall become vested with respect to all Restricted Shares subject to such grant over a period that is shorter than three years; provided that Restricted Shares that are subject to performance-based vesting criteria, may become vested with respect to all Restricted Shares covered by a particular grant over a period that is not shorter than one year. Unless otherwise provided in the applicable restricted stock agreement, a grant of Restricted Shares shall become vested in accordance with the following schedule:

Vesting Dates (Anniversaries of Grant Date)	Aggregate Percentage of Restricted Shares Vested
Second	33%
Third	66%
Fourth	100%

(f)  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made with respect to a Restricted Share unless expressly permitted by the terms of the applicable restricted stock agreement or by action of the Committee in writing prior to the making of such election. If a participant, in connection with the acquisition of Restricted Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable restricted stock agreement or by such Committee action to make such an election and the participant makes the election, the participant shall notify the Company of such election in accordance with Section 25 within ten days of filing notice of the election with the United States Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

SECTION 10.  Other Stock-Based Awards.  (a)  The Committee may grant other types of equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted Ordinary Shares and the grant of restricted stock units and stock appreciation rights) as deemed by the Committee to be consistent with the purposes of the Plan. Each Other Stock-Based Award shall be evidenced by a written Award agreement which may contain such terms as the Committee from time to time shall approve provided that such terms are not inconsistent with the provisions of the Plan. Such Awards may include, without limitation, the transfer of actual Ordinary Shares to participants or payment in cash or otherwise of amounts based on the value of Ordinary Shares, and Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

(b)  If and to the extent that Ordinary Shares are to be issued to a participant upon the vesting of an Other Stock-Based Award, then, upon vesting of such

Other Stock-Based Award, unless otherwise determined by the Committee, the participant shall be entitled to receive an amount in cash equal to the value of the cash dividends and such other distributions as the Board may in its sole discretion designate (“Dividend Equivalents”) with respect to the Ordinary Shares covered thereby during the period beginning on the date the Other Stock-Based Award is awarded and ending on the date that it vests; provided, however, that unless otherwise provided in the applicable Award agreement, the foregoing provisions shall not apply to any Exercisable Other Stock-Based Awards.

SECTION 11.  Termination of Employment or Service.  (a)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant terminates prior to the complete exercise of an Option, then the vested portion of such Option shall thereafter be exercisable solely to the extent provided herein, and any unvested portion of the Option (to the extent the vesting is not accelerated under Section 11(b) or Section 12) shall immediately terminate.

(b)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant terminates by reason of death, all Options held by the participant shall become immediately vested and exercisable and shall remain exercisable for a period of one year following such termination, but in no event later than the originally scheduled expiration of such Options.

(c)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant terminates by reason of Disability, the vested portion of any Options held by the participant shall remain exercisable for a period of one year following such termination, but in no event later than the originally scheduled expiration of such Options.

(d)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant terminates (other than by reason of death, Disability or Cause) (i) at or after age 60 or (ii) at or after age 55 with ten years of service with the Company (“Retirement”), the vested portion of any Options held by the participant shall remain exercisable for a period of two years following such termination, but in no event later than the originally scheduled expiration of such Options; provided, however, that the vested portion of the Options shall remain exercisable for a period of only 90 days following termination of employment (or, if such 90-day period has expired, shall be deemed retroactively to have ceased to be exercisable at the end of such 90-day period) if, during the two-year period following the participant’s Retirement, the participant, directly or indirectly:  (A) engages in or has any interest in any sole proprietorship, partnership, corporation or business or any other Person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company; provided, however, that such provision shall not apply to the acquisition by the participant, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Exchange Act, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the participant does not control, acquire a controlling interest in or become a member of a group that exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation; or (B) for himself or herself or for any other person, firm, corporation, partnership, association or other entity:  (1) hires or attempts to hire, whether as an employee, consultant or otherwise, any employee or former employee of the Company or any of its Subsidiaries, unless such employee or former employee has not been employed by the Company or any of its Subsidiaries for a period in excess of six months; (2) calls on or solicits any of the actual or targeted prospective clients of the Company on behalf of any Person or entity in connection with any business competitive with the business of the Company; or (3) makes known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such clients. For the avoidance of doubt, if, pursuant to the foregoing provision, a vested portion of any Option is deemed retroactively to have ceased to be exercisable, and the participant had exercised such Option subsequent to the 90-day period, the participant shall pay to the Company, in cash, promptly upon demand by the Company, an amount equal to the excess of the Fair Market Value of the Shares over the exercise price on the date of such exercise.

(e)  If the participant’s employment or service as a director or consultant is terminated by the Company for Cause, then all Options held by such participant shall immediately terminate.

(f)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant terminates for any reason other than death, Disability, Retirement or Cause, the vested portion of any Options held by the participant shall remain exercisable for a period of 90 days following such termination, but in no event later than the originally scheduled expiration of such Options.

(g)  Unless otherwise provided by the Committee, if any participant whose employment or service as a director or consultant has terminated for a reason other than death shall die within the period during which any Options held by the participant remain exercisable but prior to the complete exercise of such Options, such Options may be exercised at any time within the greater of one year after such date of death or the remainder of the period in which the participant could have exercised such Options had he or she not died, but in no event later than the originally scheduled expiration of such Options.

(h)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant is terminated for any reason other than death during the Restriction Period with respect to any Restricted Shares, such participant’s rights to all Restricted Shares and Retained Distributions shall be forfeited immediately.

(i)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant terminates by reason of death, all Restricted Shares held by the participant and any Retained Distributions that relate to those Restricted Shares shall become immediately vested and nonforfeitable.

(j)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant is terminated for any reason other than death, any outstanding Other Stock-Based Awards held by the participant (other than any outstanding Exercisable Other Stock-Based Awards) and any Dividend Equivalents that relate to those Other Stock-Based Awards shall immediately terminate.

(k)  Unless otherwise provided by the Committee, if the participant’s employment or service as a director or consultant terminates by reason of death, all Other Stock-Based Awards held by the participant (other than any outstanding Exercisable Other Stock-Based Awards) and any Dividend Equivalents that relate to those Other Stock-Based Awards shall become immediately vested and nonforfeitable.

(l)  Unless otherwise provided by the Committee, the provisions of Sections 11(a) through (g) rather than Sections 11(j) and (k) shall apply, mutatis mutandis (substituting Exercisable Other Stock-Based Award for Option), to any Other Stock-Based Award that provides for the delivery of cash, shares or other securities upon exercise of such Award, rather than immediately upon vesting (each, an “Exercisable Other Stock-Based Award”).

(m)  The Committee may determine whether any given leave of absence constitutes a termination of employment or service. Unless otherwise provided by the Committee, Awards made under the Plan shall not be affected by any change of employment so long as the participant continues to be a director, employee or consultant of the Company or a Subsidiary.

SECTION 12.  Acceleration of an Award.  Notwithstanding any provision contained herein, the Committee shall have the discretion at any time to accelerate the vesting and exercisability of an Award granted to a participant pursuant to the Plan. Unless otherwise determined by the Committee or as set forth in an Award agreement, with respect to all outstanding Awards held by any participant, such Awards shall become fully vested (and, in the case of Options and Exercisable Other Stock-Based Awards, immediately exercisable), all restrictions on such Awards shall lapse and all performance criteria applicable to such Awards shall be deemed satisfied at the maximum level, (a) in the case of a participant who is an employee of the Company or its Subsidiaries on the date of a Change of Control, upon the earlier to occur of (i) the expiration of the 18-month period immediately following such Change of Control and (ii) a Qualifying Termination, provided that such Awards are still outstanding at (and have not terminated prior to) the relevant time, (b) in the case of a participant who is a non-employee director of the Company or its Subsidiaries on the date of a Change of Control, upon the consummation of such Change of Control and (c) in the case of a participant who is a consultant of the Company or its Subsidiaries on the date of a Change of Control, upon the earlier to occur of (i) the expiration of the 18-month period immediately following such Change of Control or (ii) the termination of the participant’s service with the Company, its Subsidiaries or the Surviving Entity without Cause, provided that such Awards are still outstanding at (and have not terminated prior to) the relevant time.

SECTION 13.  Withholding Taxes.  In connection with the transfer of Ordinary Shares as a result of the vesting of an Award or upon any other event that would subject the holder of an Award to taxation, the Company shall have the right to require the holder to pay an amount in cash or to retain or sell without notice, or to demand surrender of, Ordinary Shares that have a value sufficient to cover any tax, including, without limitation, any United States Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such transfer (“Withholding Tax”), and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to such holder. The holder of an Award shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax or by having the Company retain Ordinary Shares otherwise deliverable in respect of such Award, or accept upon delivery thereof Ordinary Shares (other than unvested Restricted Shares) held by the holder for at least six months and one day, that have a value sufficient to cover the amount of such Withholding Tax. Each election by such holder to have Ordinary Shares retained or to deliver Ordinary Shares for this purpose shall be subject to the following restrictions:  (a) the election must be in writing and made on or prior to the date that the amount of the Withholding Tax is to be determined; and (b) the election shall be subject to the disapproval of the Committee. The obligations of the Company under the Plan shall be conditional on such payment or arrangements being made to the satisfaction of the Committee.

SECTION 14.  Effect of Certain Changes.  (a)  In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Ordinary Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Ordinary Shares or other securities of the Company, issuance of warrants or other rights to purchase Ordinary Shares or other securities of the Company, other similar corporate transaction or event (including, without limitation, a Change of Control), change in applicable rule, ruling, regulation or other requirement of any governmental body or securities exchange, accounting principles or law, or other unusual or nonrecurring event affects the Company, any of its Subsidiaries, the financial statements of the Company or any of its Subsidiaries, or Ordinary Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may make any such adjustment, which may include, without limitation, (i) adjusting any or all of (A) the aggregate number of Ordinary Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan, as provided in Section 4, (B) the number of Ordinary Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards and (C) the exercise price or base price with respect to any Option or Exercisable Other Stock-Based Award; provided, however, that any fractional shares resulting from any such adjustment may be eliminated, and/or (ii) canceling outstanding Awards in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the number of Ordinary Shares subject to or underlying such Awards over the aggregate exercise price (or applicable base price), if any, of such Awards (it being understood that, if there is no such excess, then such Awards may be canceled without any payment or consideration therefor).

(b)  Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Subsidiaries or a company acquired by the Company or with which the Company combines (or a Subsidiary or parent corporation of such company) in connection with a corporate merger, consolidation, acquisition of assets or stock, reorganization, liquidation or otherwise (“Substitute Awards”). The number of Ordinary Shares underlying any Substitute Awards shall be counted against the aggregate number of Ordinary Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates through a corporate merger or acquisition of assets or stock shall not be counted against the aggregate number of Ordinary Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates through a corporate merger or acquisition of assets or stock shall be counted against the aggregate number of Ordinary Shares available for Incentive Stock Options under the Plan. In the event that a written agreement pursuant to which such a corporate transaction is completed is approved by the Board and such agreement sets forth the terms and conditions of the substitution for or assumption of outstanding equity or equity-based awards of the acquired corporation, such terms and conditions shall be deemed to be the action of the Committee hereunder without any further action by the Committee and the Persons holding such awards shall be deemed to be participants in the Plan; provided, however, that the Committee may, to the extent applicable, take any further action with respect to such awards as may be necessary in connection with Rule 16b-3 under the Exchange Act to qualify such Substitute Awards for the favorable treatment intended to be afforded by Rule 16b-3 under the Exchange Act.

(c)  Nothing in the Plan or any Award agreement shall be construed as limiting or preventing the Company or any of its Affiliates from taking any action with respect to the operation and conduct of their business that they deem appropriate or in their best interests, including, without limitation, any or all adjustments, recapitalizations, reorganizations, exchanges or other changes in the capital structure of the Company or any of its Affiliates, any merger or consolidation of the Company or any of its Affiliates, any issuance of Ordinary Shares or other securities or subscription rights thereto, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Ordinary Shares or other securities or the rights thereof, any dissolution or liquidation of the Company or any of its Affiliates, any sale or transfer of all or any part of the assets or business of the Company or any of its Affiliates, or any other corporate act or proceeding, whether of a similar character or otherwise.

(d)  In the event of a change in the Ordinary Shares of the Company as presently constituted, the shares resulting from any such change shall be deemed to be the Ordinary Shares within the meaning of the Plan.

(e)  To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

SECTION 15. Nonexclusive Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 16.  Restrictions on Transfers.  Awards may not be transferred other than by will or by the laws of descent and distribution; provided, however, that, subject to the approval of the Committee, Nonqualified Stock Options and Restricted Shares may be transferred or assigned by a participant to (a) a trust with respect to which such participant or a member of his or her family is a beneficiary or (b) a corporation or other entity with respect to which the participant holds directly or indirectly more than 50% of the outstanding common stock or other equity interests. All vesting and forfeiture provisions shall continue to apply with respect to any Nonqualified Stock Options and Restricted Shares that are transferred in accordance with this Section 16 to the same extent that such provisions would have been applicable in the absence of any transfer. During a participant’s lifetime, Options granted to a participant may be exercised only by the participant, by his or her guardian or legal representative or by a transferee specified in this Section 16. Any purported transfer or assignment of an Award inconsistent with the foregoing restrictions shall cause the Award to terminate.

SECTION 17.  Securities Laws; Other Laws.  The obligation of the Company to offer, sell and deliver shares with respect to Awards granted hereunder and the exercisability of Awards shall be subject to all applicable laws, rules and regulations, including, without limitation, all applicable United States Federal and state securities laws, the availability of exemptions from the registration requirements of such United States Federal and state securities laws, and the obtaining of all approvals by governmental authorities as may be deemed necessary or appropriate by the Committee. In no event shall the Company be obligated to register shares under United States Federal or state securities laws, to comply with the requirements of any exemption from registration requirements or to take any other action that may be required in order to permit, or to remove any prohibition or limitation on, the issuance of shares pursuant to

Awards granted hereunder which may be imposed by any applicable law, rule or regulation. Notwithstanding anything to the contrary in the Plan or any Award agreement, the Committee may revoke any Award if it is contrary to law or modify any Award to bring it into compliance with any applicable laws or regulations. The Committee may impose such other terms, conditions, and restrictions upon any Award, including any Award theretofore granted, that the Committee concludes, in its absolute discretion, are necessary or desirable to ensure compliance with any applicable law, regulation or rule. Certificates for Ordinary Shares issued under the Plan may be legended as the Committee shall deem appropriate.

SECTION 18.  No Employment Rights.  The adoption of this Plan and the grant of Awards shall not confer upon any participant any right to continued employment in any capacity with the Company or any of its Subsidiaries.

SECTION 19.  No Impact on Benefits.  Awards granted under the Plan shall not be treated as compensation for purposes of calculating an employee’s rights under any employee benefit plan, except to the extent expressly provided in any such plan.

SECTION 20.  Severability.  If any provision of the Plan or any Award granted hereunder is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law, rule, ruling, regulation or other requirement deemed applicable by the Committee, (a) in the case of a provision that is held to be void or to constitute an unreasonable restriction against the participant, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances and (b) in the case of any other provision, such provision shall be construed or deemed amended to conform to the applicable law, rule, ruling, regulation or other requirement or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and, in any event, the remainder of the Plan and any such Award shall remain in full force and effect.

SECTION 21.  Indemnification.  No member of the Board, the Committee or any employee of the Company or its Subsidiaries (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company from and against (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with, based upon or arising or resulting from any claim, action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under or in connection with the Plan or any Award and (b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend against any such claim, action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Amended and Restated Articles of Association or Memorandum of Association. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Amended and Restated Articles of Association or Memorandum of Association, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

SECTION 22.  Income Taxes and Deferred Compensation.  Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any participant harmless from any or all of such taxes. The Committee shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (a) conforms with the requirements of Section 409A of the Code, (b) voids any participant election to the extent it would violate Section 409A of the Code and (c) for any distribution event or election that could be expected to violate Section 409A of the Code, make the distribution only upon the earliest of the first to occur of a “permissible distribution event” within the meaning of Section 409A of the Code, or a distribution event that the participant elects in accordance with Section 409A of the Code. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.

SECTION 23.  GOVERNING LAW.  THE PLAN AND ANY AWARDS GRANTED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

SECTION 24.  Amendment or Discontinuance.  Subject to any government regulation and to any applicable rules of the New York Stock Exchange or any successor exchange on which the Ordinary Shares may be listed, the Plan may be amended, modified or terminated by the Board without the approval of the shareholders of the Company except that shareholder approval shall be required for any amendment that would (a) increase the maximum number of Ordinary Shares for which Awards may be granted under the Plan or increase the maximum number of Ordinary Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan; provided, however, that any adjustment under Section 14(a) shall not be an increase for purposes of this Section 24 or (b) change the class of employees or other individuals eligible to participate in the Plan. No modification, amendment or termination of the Plan may, without the consent of the participant to whom any Award shall theretofore have been granted, adversely affect the rights of such participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award agreement.

SECTION 25.  Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)   if to the Company:

Kerzner International Limited
Stock Award Administration
1000 South Pine Island Road
Plantation, FL 33024
Telecopy:   (954) 809-2310
Attention:  Human Resources

(b)   if to the participant, to such participant’s address as most recently supplied to the Company and set forth in the Company’s records;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

SECTION 26.  Headings.  The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

SECTION 27.  Successors and Assigns.  This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a participant, and all rights granted to the Company hereunder, shall be binding upon the participant’s heirs, legal representatives and successors.

SECTION 28.  Effect of Plan.  Neither the adoption of the Plan nor any action of the Board or Committee shall be deemed to give any director, officer, employee or consultant any right to be granted any Awards hereunder except as may be evidenced by an Award agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.

SECTION 29.  Term.  Unless sooner terminated by action of the Board, the right to grant Awards under this Plan shall terminate ten years from the date of adoption of the Plan. The Committee may not grant Awards under the Plan after that date, but Awards granted before that date will continue to be effective in accordance with their terms and the terms of the Plan.

SECTION 30.  Effectiveness.  The Plan shall take effect upon its adoption by the Board; provided, however, that no Incentive Stock Options may be granted under the Plan unless the Plan is approved by the Company’s shareholders within twelve (12) months before or after the date it is adopted by the Board.

SECTION 31.  Definitions.  For the purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any plan).

“Award” means, collectively, Options, Restricted Shares and Other Stock-Based Awards granted under the Plan.

“Board” means the board of directors of the Company.

“Cause” shall have the meaning provided in the applicable Award agreement.

“Change of Control” means the occurrence of any one of the following events:

(a) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change of Control if such event results from any of the following:  (i) the acquisition of Company Voting Securities by the Company or any of its Subsidiaries, (ii) the acquisition of Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, (iii) the acquisition of Company Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below); provided further, however, that a Change of Control shall be deemed not to have occurred solely as a result of (x) two or more persons who as of the date hereof are beneficial owners of Company Voting Securities or (y) one or more persons who as of the date hereof are beneficial owners of Company Voting Securities together with one or more persons who as of the date hereof are not beneficial owners of Company Voting Securities, being treated as a single person (under Section 3(a)(9), 13(d)(3) or 14(d)(2) of the Exchange Act) for purposes of this paragraph (a) unless, in either such case, (A) such persons consummate a “going private” transaction (as determined by the Incumbent Directors (as defined in paragraph (b) below) in their sole discretion) or (B) an event described in paragraph (b) or (c) below otherwise occurs;

(b) individuals who, as of the date on which the Plan is adopted by the Board, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board without the approval of the Incumbent Directors; provided, however, that any individual becoming a director subsequent to the date on which the Plan is adopted by the Board, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) by a vote of at least a majority of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided further, however, that no individual initially appointed, elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director;

(c) the consummation of a Reorganization or a Sale, unless, immediately following such Reorganization or Sale:  (i) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all the Company’s assets (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power in respect of the election of directors (or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (iii) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale (any Reorganization or Sale that satisfies all the criteria specified in the foregoing clauses (i), (ii) and (iii) shall be deemed to be a “Non-Qualifying Transaction”); or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if any person becomes the beneficial owner of 50% or more of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased percentage of beneficial ownership shall be deemed not to result in a Change of Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control shall then be deemed to occur.

“Code” means the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Committee” means the committee of two or more directors designated by the Board to operate and administer the Plan (or, in the absence of any such designation, means the Board). To the extent the Committee has delegated authority pursuant to Section 2(d) of the Plan, references to the Committee shall be deemed to refer to the person to whom such authority has been delegated, as the context may require.

“Company” means Kerzner International Limited, a corporation organized under the laws of the Commonwealth of the Bahamas.

“Disability” means a mental or physical illness that entitles the participant to receive benefits under the long-term disability plan of the Company or an Affiliate provided the participant remains totally disabled for six (6) consecutive months. If the participant is not covered by such a plan, Disability shall be defined by reference to the Company’s long-term disability plan as if such plan applied to the participant.

“Dividend Equivalent” has the meaning given such term in Section 10(b) of the Plan.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Exercisable Other Stock-Based Award” has the meaning given such term in Section 11(l) of the Plan.

“Fair Market Value” means, as of any date, the closing price per Ordinary Share on the New York Stock Exchange on such date (or, if such date is not a trading day on the New York Stock Exchange, on the next preceding trading day) or, if the Ordinary Shares are not listed on the New York Stock Exchange, the closing price per Ordinary Share on the principal national securities exchange on which the Ordinary Shares are listed (or, if such date is not a trading day on such exchange, on the next preceding trading day) or, in all other cases, such value as determined by the Committee in good faith.

“Incentive Stock Option” means an option to acquire Ordinary Shares granted pursuant to the Plan, which option is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code and which is so designated in the applicable Award agreement.

“Nonqualified Stock Option” means any option to acquire Ordinary Shares granted pursuant to the Plan, other than an Incentive Stock Option.

“Option” means an Incentive Stock Option, a Nonqualified Stock Option or both, as the context requires.

“Ordinary Shares” means the ordinary shares, par value U.S.$ 0.001 per share, of the Company which the Company is currently authorized to issue or may in the future be authorized to issue, provided that any such future authorized ordinary shares of the Company either do not vary from the currently authorized ordinary shares of the Company or vary only in amount of par value.

“Other Stock-Based Award” means an award granted under Section 10 of the Plan.

“Plan” means this Kerzner International Limited 2005 Stock Incentive Plan, as amended from time to time.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Qualifying Termination” means:

(a) the termination by the Company of the participant’s employment other than for Cause and other than due to the participant’s death or Disability; or

(b) the termination by the participant of the participant’s employment following the occurrence, without the participant’s express written consent, of any of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (iii) below, such act or failure to act is corrected within ten days following the notice of termination given by the participant in respect thereof:

(i) a material reduction by the Company in the participant’s annual base salary and/or the level of the participant’s entitlement under the Company’s annual bonus plan;

(ii) the Company’s requiring the participant to be based at any location beyond 50 miles of the location of such participant’s then current principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with the participant’s duties and responsibilities;

(iii) (A) the failure by the Company to continue to provide the participant with benefits not materially less favorable in the aggregate than those then currently enjoyed by the participant under any of the Company’s compensation, pension, savings, life insurance, medical, health and accident, or disability plans, (B) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the participant of any material fringe benefit then currently enjoyed by the participant (without otherwise providing the participant with a substantially equivalent replacement benefit or cash equivalent), or (C) the failure by the Company to provide the participant with the number of paid vacation days to which the participant is entitled on the basis of years of service with the Company in accordance with the Company’s vacation policy.

The participant’s right to terminate the participant’s employment under the preceding clause (b) shall not be affected by the participant’s incapacity due to physical or mental illness. The participant will be deemed to have waived his or her rights to claim a Qualifying Termination relating to circumstances described in the preceding clause (b) if he or she has not provided to the Company a written notice of termination within ninety (90) days following his or her knowledge of such circumstances.

“Reorganization” means a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (a) the Company or (b) any of its wholly owned Subsidiaries, but in the case of this clause (b), only if Company Voting Securities are issued or issuable, unless, in the case of either clause (a) or clause (b), the Committee determines, in its sole discretion, that, immediately prior to the consummation of such transaction, the primary party thereto, other than the Company and any of its Subsidiaries, directly or indirectly, controlled, was controlled by or was under common control with the Company.

“Restricted Share” means an Ordinary Share subject to such restrictions as the Committee may determine from time to time.

“Restriction Period” has the meaning given such term in Section 9(b) of the Plan.

“Retained Distribution” has the meaning given such term in Section 9(b) of the Plan.

“Retirement” has the meaning given such term in Section 11(d) of the Plan.

“Sale” means the sale or disposition of all or substantially all the assets of the Company, unless the Committee determines, in its sole discretion, that, immediately prior to such acquisition, the entity acquiring such assets, directly or indirectly, controlled, was controlled by or was under common control with the Company.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person. The term “Subsidiaries” means more than one of any such Persons.

“Substitute Awards” has the meaning given such term in Section 14(b) of the Plan.

“Withholding Tax” has the meaning given such term in Section 13 of the Plan.